Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

To the Participants and Administrator

Teleflex 401(k) Savings Plan

Limerick, Pennsylvania

We consent to incorporation, by reference in Registration Statement No. 333-127103, dated August 2, 2005, on Form S-8, Registration Statement No. 333-101005, dated November 5, 2002, on Form S-8 and Registration Statement No. 33-53385, dated April 29, 1994, on Form S-8 pertaining to the Teleflex 401(k) Savings Plan, of our report dated June 21, 2012, relating to the statements of net assets available for benefits of the Teleflex 401(k) Savings Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years ended December 31, 2011 and 2010, and the supplementary schedules, which report appears in the December 31, 2011 annual report on Form 11 K of the Teleflex 401(k) Savings Plan.

Oaks, Pennsylvania

June 25, 2012